Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports First Quarter 2021 Results and Provides a Corporate Update

Call scheduled for today, May 13, at 4:30 pm ET

TUCSON, Ariz., May 13, 2021 -- HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company whose mission is to advance precision medicine, today reported its financial results for the first quarter ended March 31, 2021.

Recent Business Highlights

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Released a second technical white paper (White Paper Two) characterizing the company’s planned transcriptome panel using the HTG EdgeSeq technology. White Paper Two, among other things, compares the performance and feasibility of a prototype of HTG’s planned transcriptome panel to RNA sequencing (RNA-Seq) across multiple cancer indications. White Paper Two also demonstrates the feasibility and expected performance of the transcriptome panel, including:

o	Ability to differentiate samples based on gene expression profiles;
o	Repeatability amongst replicates from multiple cancer indications with archived samples;
o	Accuracy of differential expression analysis using a direct comparison to RNA-Seq;
o	Potential as a robust alternative to RNA-Seq for gene expression profiling while maintaining the advantages of the HTG EdgeSeq technology.

With the feasibility testing for all elements of the panel’s design complete, the company is now in the optimization phase of development, working to further improve the panel’s design, workflow, and robustness. Having completed our final round of probe quality control testing, defined our quality control metric strategy and finalized the reagent formulation during the quarter, we have ordered our final probe pool for the panel. Final panel design lock is anticipated in the second quarter of 2021 followed by formal panel design verification with initial commercialization anticipated by the third quarter of 2021.

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Increased participation in the company’s transcriptome panel Early Adopter Program (EAP), refining study details with over 25 collaborators to date, including those in both academia and pharma. The EAP allows a select group of customers access to the initial transcriptome panel for use in their laboratories or through services performed by HTG prior to commercial launch of the panel.

“Our team continues to be very optimistic about the launch of the transcriptome panel using our HTG EdgeSeq technology,” said John Lubniewski, President and CEO of HTG. “Data published in our second white paper highlight the potential of this panel as a robust, clinically deployable alternative to RNA-Seq for gene expression profiling. We believe the benefits of our HTG EdgeSeq technology and the transcriptome panel, including ease of use, cost savings, turnaround time and broad applicability, will make this a very attractive alternative for gene expression profiling applications. We continue to meet our development milestones and look forward to providing updates on our progress in the coming months.”

“In the fourth quarter of 2020, our base business showed signs of recovery after experiencing a substantial impact from COVID-19 in the second and third quarters of 2020. The reopening process stalled again in the first quarter of 2021 in Europe and our pharmaceutical company customers have continued a slow return to pre-COVID-19 clinical trial levels. We are hopeful of a return to pre-COVID revenue levels as vaccinations become more widely available and business continues to normalize,” Mr. Lubniewski continued.

First Quarter 2021 Financial Highlights:

Total revenue for the first quarter ended March 31, 2021 was $1.4 million, compared with $2.2 million for the same period in 2020. HTG believes the decrease in revenue is a result of the impact of the COVID-19 pandemic requiring the closure of customer facilities, causing a significant reduction in oncology-related clinical trial activity or limiting the ability of our customers to operate at pre-pandemic levels.

Product and product-related services revenue was $1.4 million, compared with $2.0 million for the same period in 2020. Throughout the pandemic, HTG’s ability to ship instruments and consumables to customer facilities and the ability of its customers to prepare and ship samples to HTG’s VERI/O laboratory for processing has been limited.

There was no collaborative development services revenue for the quarter ended March 31, 2021, compared with $0.2 million for the same period in 2020, reflecting the completion of remaining tasks under existing arrangements. The company has ongoing sales efforts to identify and contract new programs in this area.

Net loss from operations for the first quarter ended March 31, 2021 was $4.6 million, compared with $5.4 million for the same period in 2020. Net loss per share was $(0.80) for the quarter ended March 31, 2021 compared with $(1.27) for the same period in 2020.

Cash, cash equivalents and short-term available-for-sale securities totaled $30.8 million as of March 31, 2021, with current liabilities of approximately $8.3 million and non-current liabilities of $11.5 million.

Conference Call and Webcast:

HTG will host a conference call for the investment community today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details are as follows:

Date:	Thursday, May 13, 2021
Time:	4:30 p.m. Eastern Time
Toll Free:	(877) 407-0789
International:	(201) 689-8562
Conference ID:	13719223
Webcast:	http://public.viavid.com/index.php?id=144644

About HTG:

HTG is focused on NGS-based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Its mission is to empower precision medicine.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated performance characteristics and benefits of our planned transcriptome panel, the related Early Access Program, the impact of strategic adjustments made to lessen the impact of COVID-19, our belief that direct revenue from our core oncology business will begin to recover to pre-COVID levels, and the expected timing of the commercial launch of our transcriptome panel. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, risks associated with the impact of the COVID-19 pandemic on us and our customers; the risk that our transcriptome panel may not provide the benefits that we expect; risks associated with our ability to develop and commercialize our products, including our transcriptome panel; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Quarterly Report on Form 10‑Q for the period ended March 31, 2021. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Ashley Robinson

Phone: (617) 430-7577

Email: arr@lifesciadvisors.com

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Consolidated Statements of Operations

	Three Months Ended March 31,
	2021	2020
Revenue:
Product and product-related services	$1,435,146	$1,988,137
Collaborative development services	—	237,337
Total revenue	1,435,146	2,225,474

Operating expenses:
Cost of product and product-related services revenue	785,200	1,015,492
Selling, general and administrative	3,859,619	4,675,263
Research and development	1,372,040	1,926,275
Total operating expenses	6,016,859	7,617,030
Operating loss	(4,581,713)	(5,391,556)
Other income (expense), net	(264,145)	(61,166)
Net loss before income taxes	(4,845,858)	(5,452,722)
Provision for income taxes	(2,449)	(5,176)
Net loss	$(4,848,307)	$(5,457,898)

Net loss per share, basic and diluted	$(0.80)	$(1.27)
Shares used in computing net loss per share, basic and diluted	6,040,752	4,304,529

HTG Molecular Diagnostics, Inc.
Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$21,777,687	$22,397,812
Short-term investments available-for-sale, at fair value	8,987,844	6,298,075
Accounts receivable	1,250,048	1,588,767
Inventory, net	1,602,874	1,492,126
Prepaid expenses and other	1,530,203	1,094,273
Total current assets	35,148,656	32,871,053

Operating lease right-of-use assets	349,074	1,009,097
Property and equipment, net	1,124,258	1,227,402
Other non-current assets	5,853	90,356
Total assets	$36,627,841	$35,197,908

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,352,837	$1,348,762
Accrued liabilities	1,114,810	1,459,878
Contract liabilities - current	493,869	185,083
NuvoGen obligation - current	479,403	512,729
Current portion of long-term debt	4,501,741	3,022,139
Operating lease liabilities - current	373,946	685,220
Other current liabilities	20,293	22,563
Total current liabilities	8,336,899	7,236,374
NuvoGen obligation - non-current, net of discount	4,354,839	4,479,396
Long-term debt, net	7,046,617	8,568,308
Operating lease liabilities - non-current	—	368,682
Other non-current liabilities	49,424	60,488
Total liabilities	19,787,779	20,713,248
Commitments and Contingencies
Total stockholders’ equity	16,840,062	14,484,660
Total liabilities and stockholders' equity	$36,627,841	$35,197,908